Exhibit 10.1

                              EMPLOYMENT AGREEMENT


EFFECTIVE DATE:   August 1, 2005

PARTIES:          CorVu Corporation
                  3400 West 66th Street
                  Suite 445
                  Edina, Minnesota  55435                            ("Company")

                  Joseph Caffarelli
                  2715 Providence Place
                  Independence, Minnesota  55359                   ("Executive")

RECITALS:

      A. Company is engaged in the specialized and highly competitive business of developing, marketing, selling and servicing business performance software domestically and internationally.

      B. Company desires to employ Executive, and Executive desires to be employed, under the terms and conditions stated in this Agreement.

AGREEMENTS:

      NOW, THEREFORE, in consideration of the mutual promises herein contained, Executive and Company agree as follows:


                                    ARTICLE 1
                             EMPLOYMENT OF EXECUTIVE

      1.1 Employment; Term. Subject to the other provisions of this Agreement, Company hereby agrees to employ Executive to serve as its President and Chief Executive Officer, and Executive hereby agrees to employment with Company, for a 24-month initial term commencing on the Effective Date of this Agreement, and automatically renewing thereafter for 24-month periods, unless terminated by either party under the provisions of Section 3.1. During his employment, Executive agrees to serve as a member of Company's Board of Directors.

      1.2 Duties.

      (a) Executive agrees, during his employment, to devote his reasonable, full-time efforts to the business of Company. Executive shall perform those duties and responsibilities that are reasonably and customarily associated with the position of President and Chief Executive Officer of Company. Subject to the provisions of this Agreement, Executive shall be granted such powers and authority as are reasonably and customarily associated with his position.

      (b) Executive shall, at all times during his employment with Company comply with Company's reasonable standards, regulations and policies as determined or set forth by the Board of Directors of Company from time to time and as applicable to executive employees of Company. Executive shall report to, and be subject to the direction of, Company's Board of Directors.

      1.3 Outside Activities. Company acknowledges and agrees that from time to time Executive may serve as a member of the Board of Directors of one or more business or nonprofit entities other than Company; provided, however, that Executive shall provide Company's Board of Directors with information about each proposed directorship, including time required by such directorship, whether such directorship may involve conflicts of interest with Company or its interests, and any other factors Executive considers material respecting such directorship. Company's Board of Directors shall promptly consider all submissions by Executive pursuant to this Section 1.3. Company's Board of Directors may request in good faith that Executive not accept a particular directorship, or more than a specific number of directorships, or that Executive resign from a particular directorship, and Executive agrees to honor such requests.


                                    ARTICLE 2
                            COMPENSATION AND BENEFITS

      2.1 Salary. Executive's annual salary, which shall be paid by Company in accordance with Company's payroll cycle, shall be the gross amount of $250,000 per year, less withholding for taxes, FICA and any other deductions required by law or authorized by Executive. Such salary shall annually be subject to adjustment as the Board of Directors of Company may determine.

      2.2 Performance Bonus. Subject to the provisions of Article 3, for the period beginning on the Effective Date of this Agreement and ending on June 30, 2006, and for each Company fiscal year (ending June 30) thereafter during which Executive is employed by Company pursuant to this Agreement, Executive shall be eligible for a performance bonus (the "Performance Bonus") pursuant to criteria established by the Board of Directors in consultation with Executive. The Performance Bonus for each fiscal year ("Performance Period") of Executive's employment shall be up to 80% of Executive's aggregate base salary for such Performance Period. The Performance Bonus, if due, shall be paid as soon as practicable following completion of Company's audited financial statements for the Performance Period in question, less withholding for taxes, FICA and any other deductions required by law or authorized by Executive. In the event that Executive's employment terminates pursuant to Section 3.1(b), (e) or (g), unless such termination occurs by reason of a Change in Control, Executive shall be paid a Performance Bonus, to the extent earned or awarded pursuant to the then-applicable criteria, for the number of full calendar quarters (if fewer than four) during which Executive is employed by Company. Such partial-year Performance Bonus shall be based on that pro rata portion of Executive's then-current annual salary which is paid through the date during the calendar quarter during which Executive is employed, and the percentage performance goal achievement for the portion of the calendar year ending on such termination date. Any such partial-year Performance Bonus shall be paid as soon as practicable, following calculation of the amount thereof, after the termination of Executive's employment pursuant to Section 3.1(b), (e) or (g).

      2.3 Change of Control Bonus. In the event Executive's employment by Company terminates pursuant to a Change of Control under Section 3.1(d) or (e), Executive shall be paid upon such termination a bonus in an amount equal to 18 months of Executive's then-current annual base salary plus any Performance Bonus to which Executive is otherwise entitled under Section 2.2, less withholding for taxes, FICA and any other deductions required by law or authorized by Executive.

      2.4 Benefits. In addition to cash compensation, Executive shall receive such benefits as are made available to executive officers of Company in the discretion of Company's Board of Directors, subject to Executive satisfying any eligibility requirements respecting such benefits. Such benefits may include but are not limited to health insurance, dental insurance, 401(k) plan, defined contribution pension plan, disability plan and/or deferred compensation agreements. Company is not obligated to provide or continue any of these benefits to executive officers of Company, and may, without any prior notice, discontinue any such benefit already provided or as may be provided in the future, in the discretion of Company's Board of Directors; provided, however, that Executive shall not be singled out for exclusion from any plan available to other executive officers of Company. Further, Company will provide Executive with appropriate office space and administrative support consistent with his position and Company's resources.

      2.5 Vacation. Executive shall be entitled to four weeks' paid vacation during each 12-month period of Executive's employment commencing with the Effective Date, which shall accrue in equal monthly increments in the course of each 12 month employment period. Consistent with Company policy, Executive may not carry unused vacation from one year over to another year, nor will Company compensate Executive for any unused vacation. In the event Executive's employment with Company terminates pursuant to Sections 3.1(b), (e) and (g), Company shall pay Executive for unused, accrued vacation during the employment year during which such termination occurs.

      2.6 Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by Company for all reasonable, ordinary and necessary business related expenses (including without limitation, out-of-pocket, office-related expenses, travel, entertainment and long distance telephone charges) incurred by Executive (in accordance with the policies and procedures established by Company from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and Company's policies and procedures. Any questions involving expense reimbursement shall be resolved by the Chairman of the Board in consultation with Executive.

      2.7 Stock Options. Promptly following the Effective Date of this Agreement, the Company shall grant to Executive an option to purchase 2,850,000 shares of Company's Common Stock (the "Option Shares"). Twenty-five percent of the Option Shares shall vest on the first anniversary of the date of grant ("Anniversary Date") and the remainder of the Option Shares shall vest thereafter in 36 equal monthly installments, commencing on the 15th day of the month immediately following the Anniversary Date, subject to Executive's continued employment on each vesting date. The option shall be granted under Company's 1996 Stock Option Plan and shall be evidenced by a stock option agreement with Executive. In the event of termination of Executive's employment during the first 12 months of this Agreement, except for cause as defined solely under Section 3.1(c)(i) of this Agreement or by Executive without Good Reason as defined in Section 3.1(d) of this Agreement, 25% of the shares which are subject to the option shall vest immediately on termination of or by Executive even if such termination occurs prior to the Anniversary Date. In addition, in the event of a Change of Control as defined in Article 3.1 of this Agreement, all unvested Option Shares shall vest immediately.

                                    ARTICLE 3
                                   TERMINATION

      3.1 Events of Termination. Executive's employment:

      (a)   May be terminated by mutual written agreement of the parties.

      (b)   Shall terminate immediately upon the death of Executive.

      (c) Except as otherwise provided in subparagraphs (iv) and (v) and (vi) below, may be terminated immediately by Company upon written notice to Executive for "Cause," which shall include, but not be limited to, the following:

            (i) Commission of (I) a felony, (II) a crime involving moral turpitude, or (III) an act or omission involving material dishonesty or fraud with respect to the Company;

            (ii) Prohibition by an administrative agency or other governmental authority or a self-regulatory organization such as NASDAQ or a stock exchange, from serving as an officer or director of a publicly traded company, or consenting to such a prohibition;

            (iii) Conduct that has brought or could, in the judgment of the
                  Board of Directors, reasonably be expected to bring Company into substantial public disgrace or disrepute;

            (iv) Substantial and willful failure to perform duties in accordance with this Agreement, or as reasonably directed by the Board of Directors and which are consistent with Executive's position of, or responsibilities as, President and Chief Executive Officer, which is not cured, in the reasonable judgment of the Board of Directors, by Executive within 30 days following written notice thereof sent by or on behalf of the Board of Directors;

            (v) Violation of any material Company policy which, if capable of being cured, is not cured, in the reasonable judgment of the Board of Directors, by Executive within 30 days following written notice thereof sent by or on behalf of the Board of Directors; or

            (vi) A material and willful violation of this Agreement, which, if capable of being cured, is not cured, in the reasonable judgment of the Board of Directors, by Executive within 30 days following written notice thereof sent by or on behalf of the Board of Directors.

      (d) May be terminated without Good Reason by Executive on 60 days' written notice from Executive to the Board of Directors; provided that if such termination occurs within 12 months of a Change of Control of Company (as defined below), Executive shall receive a bonus as described in Section 2.3.

      (e) May be terminated without cause by Company on 60 days' written notice sent to Executive by or on behalf of the Board of Directors. In the event of termination of Executive's employment pursuant to this Section 3.1(e), and assuming Executive's compliance with the provisions of Section 3.3 and Articles 4 and 5 of this Agreement, Executive shall be entitled to receive severance pay in the form of salary continuation of his then base salary:

            (i) For the balance of the term of this Agreement, if there are six or more months remaining on the term of Executive's employment pursuant to this Agreement, or

            (ii) For the balance of the term of this Agreement plus six months, if there are fewer than six months remaining on the term of Executive's employment pursuant to this Agreement.

            In addition, if such termination occurs within 12 months of a Change of Control of Company (as defined below), Executive shall receive a bonus as described in Section 2.3.

      (f) May be terminated by Company immediately upon written notice to Executive, based on a health-related report obtained by Company and delivered to Executive if Executive is disabled (meaning that Executive is unable to perform the essential functions of his position with or without reasonable accommodation that is not an undue hardship to Company for a period of 120 days during any 12 consecutive month period); provided that Company may proceed to terminate Executive without such a health-related report if Executive does not promptly cooperate with a written request from Company to submit to a job-related health examination and release information from such examination and Executive's healthcare provider(s) to assist Company in assessing whether Executive is disabled within the meaning of this subparagraph (f);

      (g) May be terminated by Executive by his resignation for Good Reason by written notification from Executive to the Chairman of Company's Board of Directors within 60 days of the date Executive knew or reasonably should have known of such Good Reason. For these purposes, Executive shall have "Good Reason" if (i) the Company fails to continue Executive in the position of, and with the title and responsibilities of President and Chief Executive Officer, as set forth in this Agreement, other than for cause as set forth in
            Section 3.1(c), (ii) the Company fails to continue Executive's appointment or election to Company's Board of Directors, other than for reason of Executive's inability to serve or termination of Executive's employment, or (iii) the Board of Directors decreases, without Executive's consent, Executive's compensation or benefits as established pursuant to Article 2 of this Agreement. In the event of termination of Executive's employment pursuant to this Section 3.1(g), and assuming Executive's compliance with the provisions of
            Section 3.3 and Articles 4 and 5 of this Agreement, Executive shall be entitled to receive severance pay in the form of salary continuation of his then base salary:

            (i) For the balance of the term of this Agreement, if there are six or more months remaining on the term of Executive's employment pursuant to this Agreement, or

            (ii) For the balance of the term of this Agreement plus six months, if there are fewer than six months remaining on the term of Executive's employment pursuant to this Agreement.

            In addition, if such termination occurs within 12 months of a Change of Control of Company (as defined below), Executive shall receive a bonus as described in Section 2.3.

For purposes of Section 3.1(d) and (e) above a "Change of Control" of Company shall be defined as (i) any party gaining control of more than 50% of the outstanding stock or voting power of Company, whether by stock purchase, merger or otherwise, (ii) during any period of 12 consecutive months ending during Executive's employment under this Agreement, the individuals who as of the Effective Date constitute Company's Board of Directors (the "Incumbent Directors") cease for any reason to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 12-month period shall be deemed to be an Incumbent Director if such director was elected by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by operation of this provision, or (iii) the sale, transfer, or other disposition of all or substantially all of Company's assets (except for any such disposition to an entity owning or owned by Company and pursuant to which the ultimate direct or indirect ownership of Company or such assets remains the same).

For purposes of Sections 3.1(e) and (g) above, the phrase "remaining on the term of Executive's employment" shall refer to the initial 24-month term of Executive's employment commencing on the Effective Date, and any subsequent 24-month renewal term of Executive's employment.

      3.2 Compensation Upon Termination of Executive's Employment. In the event that Executive's employment with Company terminates other than pursuant to
Section 3.1(e) or (g), the following provisions shall govern as applicable:

      (a) If termination occurs pursuant to Section 3.1(a), the agreement of the parties shall control;

      (b) If termination occurs pursuant to Section 3.1(b), (c), (d), or (f), all benefits and compensation shall terminate as of the termination date; or

      (c) If Executive's employment with Company ceases because of expiration and non-renewal of this Agreement by Company, which is not covered by the termination and severance provisions of any other provisions in this Agreement, then Executive shall be entitled to receive severance pay in the form of salary continuation of his then-current base salary for a 6-month period; and

      (d) In all instances in which Executive is receiving severance pay in the form of salary continuation under this Agreement, Company will continue to provide at Company's expense Executive with such health insurance coverage under Company's group insurance plans and under such terms as Company provides to its employees during such severance period.

      (e) Executive's receipt of severance pay shall further be conditioned on execution and non-rescission by Executive and Company of a mutual, full and final Release Agreement prepared by Company in favor of Company and Executive, which Release Agreement shall include mutual non-disparagement provisions and shall not provide for greater non-compete or non-solicitation restrictions on Executive than are contained in this Agreement. Payment of such severance pay shall begin after expiration of any applicable rescission periods.

      3.3 Return of Company Property. In the event of termination of Executive's employment, or upon earlier request by Company, all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of Company that are in Executive's possession shall be returned to Company upon the departure of Executive from the Company's premises, or returned to Company's principal office within five days of Executive's departure as to items which are not on the Company's premises. Executive may copy, at Executive's expense, documents, records, materials and information of Company only with Company's express written permission.

      3.4 Withholding. All payments made to Executive under this Article 3 shall be reduced by amounts required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment.


                                    ARTICLE 4
                            CONFIDENTIAL INFORMATION

      4.1 Definition. "Confidential Information" as used in this Article 4 means information that is (i) not known to the general public and (ii) proprietary to Company and material to Company's business, or that Company is obligated to treat as proprietary, including information related to Company's subsidiaries and affiliated corporations. Confidential Information shall include, without limitation:

      (a) Trade secret information about Company and its products and services;

      (b) "Inventions, plans and ideas," meaning any discoveries, ideas, plans and improvements (whether or not they are in writing or reduced to writing or embodied solely in practices of Company) or works of authorship (whether or not they are or can be patented, copyrighted or reduced to another form of property right) that Executive makes, authors, or conceives (either alone or with others) that concern Company's business or any planned business which Company is actively exploring, result from any work Executive performs for Company, use Company's trade secret information, or are developed on Company's time;

      (c)   Customer Lists;

      (d) Information concerning Company's business, research, product and service development, or business plans; and

      (e) Information concerning Company's product development, capabilities and performance, sales, pricing, vendors, customers, partners, prospects, the terms on which it does business, and any other information that Company reasonably considers or treats as Confidential Information, or that Executive actually knows or reasonably should know that Company considers or treats as Confidential Information, will be presumed to be Confidential Information (whether Executive or others originated it and regardless of how Executive obtained it).

      4.2 Use Prohibited. Except as required in his duties to Company, Executive will not knowingly, either during or after his employment by Company, use or disclose Confidential Information to any person not authorized by Company to receive it, excluding Confidential Information (i) which becomes publicly available through a source other than Executive, (ii) which is made public by Company, (iii) which is received by Executive after termination of this Agreement from a source who did not obtain the information directly or indirectly from Company and who was not, to Executive's knowledge, bound by a confidentiality obligation to Company, (iv) as to which disclosure thereof Company has consented to in writing, or (v) which Executive is compelled to disclose in any judicial or administrative proceeding.

      Promptly upon termination of Executive's employment with Company, or upon Company's earlier request, Executive will turn over to Company all records, documents, materials and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies and reproductions thereof, in Executive's possession, regardless of who prepared them.

      4.3 Violation by Executive. Violation of Section 4.2 by Executive shall subject Executive to those legal and equitable remedies of Company set forth in
Article 6. In addition, Company may seek a restraining order, injunctive relief, and cease making severance payments to Executive until the matter of Executive's breach of Article 4 is determined. If it is determined by the final, nonappealable order of a court of competent jurisdiction that Executive has breached Article 4, Company shall be relieved of further severance payments to Executive, and Executive shall repay to Company all severance payments previously received.


                                    ARTICLE 5
                        COMPETITIVE ACTIVITIES PROHIBITED

      5.1 Restrictive Covenants. Executive agrees that during his employment with Company and for any period of compensation continuation (e.g., severance pay and any other form of post-employment compensation provided) after his employment with Company terminates, whether voluntary or involuntary, Executive will not alone, or in any capacity (own, manage, operate, control, be employed by, consult for, participate in, or provide services to) with another entity, association or individual:

      (a) Directly or indirectly attempt to engage or engage in any commercial activity that competes with the business of Company, or any affiliate of Company ("Affiliate") as such business is conducted, or planned to be conducted, on the date of Executive's termination.

      (b) Directly or indirectly attempt to solicit, solicit or do business in competition with Company with any customer or prospective customer of Company or any Affiliate at the termination of Executive's employment with whom Executive had personal contact within the 12 months preceding his termination.

      (c) In any way interfere or attempt to interfere with Company's or any Affiliate's relationships with any of its then-current customers, suppliers, vendors, partners or investors.

      (d) Employ or attempt to employ any of Company's or any Affiliate's then-current employees in any competitive capacity.

For purposes hereof, the term "Affiliate" shall mean any individual, association or entity controlling Company or under common control with Company, whether as a result of common ownership or through contractual arrangements. Without limiting the foregoing, Affiliates shall include entities that have management agreements with Company or any other Affiliate, entities of which Company or any Affiliate is the general partner or a managing partner and any entity in which Company or any Affiliate has a substantial (10% or greater) investment interest and engaged in a business substantially similar to that of Company. Subject to the express provisions of this section, for purposes hereof, the term "control" shall be interpreted in the same manner as under the Securities Exchange Act of 1934.

      5.2 Exception. Nothing in Section 5.1 shall restrict Executive's employment by, or association with, or doing business with an entity, venture or enterprise that engages in a business with a product or service competitive with any product or service of Company or any Affiliate so long as Executive's employment or association with such entity, venture or enterprise is limited to work that does not directly or indirectly involve products or services that compete with any product or service offered by Company at the date of Executive's termination.

      5.3 Violation by Executive. Violation of Section 5.1 by Executive shall subject Executive to those legal and equitable remedies of Company set forth in
Article 6. In addition, Company may seek a restraining order, injunctive relief, and cease making severance payments to Executive until the matter of Executive's breach of Article 5 is determined. If it is determined that Executive has breached Article 5, Company shall be relieved of further severance payments to Executive, and Executive shall repay to Company all severance payments previously received.

                                    ARTICLE 6
                            CERTAIN COMPANY REMEDIES

      6.1 Certain Company Remedies. The parties acknowledge that Company could suffer irreparable harm if Executive breaches Sections 3.3, 4.2, or 5.1 of this Agreement, either during or after its term. Accordingly, Company shall be entitled to any right or remedy it may have, under this Agreement or otherwise, at law or equity, including but not limited to, an injunction, enjoining or restraining Executive from any violation of Sections 3.3, 4.2, or 5.1 of this Agreement.

      6.2 Payment of Fees and Expenses. If either party initiates or becomes a party to a formal proceeding in law or equity, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the "prevailing party") as determined by a court of competent jurisdiction, then the non-prevailing party shall pay all of its/his and the prevailing party's reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested, each shall bear its/his own expenses.


                                    ARTICLE 7
                                 INDEMNIFICATION

      7.1 Indemnification. As to acts or omissions of Executive as a director, officer, employee, or agent of Company, Company shall indemnify Executive, and his legal representatives and heirs, and advance expenses, including litigation costs, as they are incurred to the maximum extent permitted by Section 302A.521 of the Minnesota Business Corporation Act, as such Section may be subsequently amended, subject to compliance with any reasonable procedural and other requirements regarding such indemnification established by Company's Articles of Incorporation or Bylaws from time to time.

      7.2 Insurance. Company agrees to use reasonable efforts to obtain director and officer liability insurance in such amounts and containing such terms as the Board of Directors determines in consultation with Executive, taking into consideration the relative costs and benefits of available coverages and terms.


                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota.

      8.2 Successors. This Agreement is personal to Executive. Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other individual, association or entity. This Agreement may be assigned by Company.

      8.3 Waiver. The waiver by Company or Executive of the breach or nonperformance of any provision of this Agreement by the other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement.

      8.4 Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and (i) delivered personally, (ii) delivered by facsimile transmission (with receipt confirmed electronically), (iii) sent postage prepaid, by certified mail, return receipt requested, or (iv) delivered by a reputable overnight delivery service, as follows:

      (a) To Company by notice to the Chairman of the Board of Directors of Company (FAX: 763-201-7863) and to Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402,
            Attention: John H. Stout (FAX: 612-492-7077); and

      (b) To Executive at his mailing address as it then appears on the records of Company, it being the duty of the Executive to keep Company informed of his current mailing address (or FAX number) at all times.

The date on which notice to Company or Executive shall be deemed to have been given as provided above shall be the date (i) on the certified mail return receipt, if mailed, (ii) on which the electronic FAX confirmation is received,
(iii) on which notice was delivered to Executive personally or deposited in a mail box or slot or left with security or administrative personnel, at Executive's residence by a representative of Company or any messenger or delivery service, or (iv) on which delivery was confirmed by the overnight delivery service.

      8.5 Entire Agreement; Modification. This Agreement supersedes any and all prior oral and written understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement sets forth the entire understanding and agreement between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

      8.6 Survival of Provisions. The parties agree that (i) the Company's obligations under Sections 2.2, 2.3, 3.1(e) and (g), (ii) Section 3.3, (iii) Articles 4, 5, 6, 7 and 8 and (iv) all other provisions necessary for enforcement of such provisions shall survive termination of this Agreement and termination of Executive's employment for any reason. If Executive's employment has not been terminated by death as provided in Section 3.1(c), and following termination of Executive's employment hereunder other than pursuant to Section 3.1(c), Executive is receiving or entitled to receive severance pay under Sections 3.1(e) or (g), and/or bonus payments under Sections 2.2 or 2.3, Company's obligation to make such payments shall survive Executive's death.

      8.7 Enforceability. Executive represents that he has carefully considered the provisions and restrictions contained in this Agreement and determined that they are reasonable; and will not unduly restrict him in securing other employment in the event of his termination from Company.

      8.8 Severability. If a court rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part may be severed and the other parts of the Agreement shall remain enforceable.

      8.9 Others' Confidential Information. If Executive possesses any information that he knows or should know is considered by any third party, such as a former employer of Executive's, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to Employer or use such information to benefit Employer in any way.

      8.10 No Conflicting Obligations. Executive represents and warrants to Company that he is not under, or bound to be under in the future, any agreement with or obligation to any individual, association, or entity (such as a former employer) that is or would be inconsistent or in conflict with this Agreement, his employment by Company, or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

      8.11 Cooperation in Claims. During the period of Executive's employment and for an unlimited time thereafter, at the request of Employer and at Employer's expense, Executive will cooperate with Employer with respect to any claims or lawsuits by or against Employer where Executive has knowledge of the facts involved in such claims or lawsuits giving due regard to Executive's other duties and responsibilities at the time.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                        CORVU CORPORATION

                                        By /s/ James L. Mandel
                                           -------------------------------------
                                           Its Chairman of the Board


                                           /s/ Joseph Caffarelli
                                           -------------------------------------
                                           Joseph Caffarelli